EXHIBIT 99.1

FOR IMMEDIATE RELEASE

E*TRADE Financial Media Contact:
Connie Dotson
E*TRADE Group, Inc.
916-858-8835
mediainq@etrade.com

E*TRADE Financial Investor Relations Contact:
Robert Simmons
E*TRADE Financial
916-859-4004
robert.simmons@etrade.com


         E*TRADE FINANCIAL ANNOUNCES NEW CONTRACT FOR CHAIRMAN AND CEO

        Elements of Compensation Fully Aligned with Shareowner Interests


MENLO PARK, Calif. - May 9, 2002 - E*TRADE Group, Inc. (NYSE: ET), today announced an agreement with Chairman of the Board and Chief Executive Officer Christos M. Cotsakos for a two-year contract that includes:

     o    Zero base salary

     o    Annual bonus based exclusively on Company performance

     o Amendment of a prior grant of restricted stock returns two million shares to Company

     o Return of $6 million previously contributed on his behalf to the Supplemental Executive Retirement Plan

     o Significant reduction of severance pay in the event of a termination either following a change in control or outside a change in control

     The newly negotiated contract is aimed at completely aligning Chairman and CEO compensation with shareowner and stakeholder value.

     "I have listened to shareowner concerns and want to dispel any doubt that my commitment to the success of this Company is unwavering," said Christos Cotsakos. "I am eager to eliminate the distraction of the compensation discussion so that we can focus on the business of E*TRADE Financial."



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About E*TRADE Financial

E*TRADE Financial brings together a personalized and fully integrated financial services solution that includes investing, banking, lending, planning and advice. Delivered in a multi-touchpoint platform, the products, services, content and information at E*TRADE Financial are available to customer households through E*TRADE Financial Centers, Zones, ATMs and branded web sites throughout the world. Securities products and services are offered by E*TRADE Securities, Incorporated (member NASD/SIPC), bank products and services are offered by E*TRADE Bank (member FDIC), mortgages are offered by E*TRADE Mortgage Corp., and E*TRADE Financial Advisor is a service of E*TRADE Advisory Services, Inc., an investment adviser registered with the SEC.


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Important Notice

E*TRADE, the E*TRADE logo and Stateless Architecture are registered trademarks of E*TRADE Group, Inc. or its subsidiaries. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual report filed by E*TRADE Group, Inc. with the SEC on Form 10-K (including information under the caption "Risk Factors") and quarterly reports on Form 10-Q.